Exhibit 99.1

FOR IMMEDIATE RELEASE

NATURE’S SUNSHINE APPOINTS STEPHEN M. BUNKER

AS VICE PRESIDENT-FINANCE AND CFO

PROVO, UTAH, March 28, 2006 — Nature’s Sunshine Products, Inc. (NASDAQ:NATRE), a leading manufacturer and marketer of encapsulated herbs and vitamins, has appointed Stephen M. Bunker, a highly experienced financial executive, as Vice President-Finance and Chief Financial Officer, it was announced today by Douglas Faggioli, President and Chief Executive Officer.

                Mr. Bunker was Vice President of Finance and Treasurer of Geneva Steel since July 2001 where he had broad accounting and financial responsibilities.  He joined Geneva’s predecessor company in September 1990 as Corporate Controller.  A CPA, Mr. Bunker previously was in accounting and audit with Arthur Andersen LLP in Salt Lake City, Utah for six years. Mr. Bunker graduated from Brigham Young University with a Masters of Accountancy as well as a B.S., Cum Laude, in accounting. At Nature’s Sunshine, he succeeds Craig Huff, who has resigned as Chief Financial Officer yesterday to pursue other interests.  Mr. Huff will continue to consult with the Company.

                “Steve’s strong background in public accountancy and his extensive experience with a public company will greatly benefit Nature’s Sunshine, and we are very pleased to have him join our team,” said Mr. Faggioli.  “Despite the recent challenges faced by our Company, we continue to focus on its future opportunities. We know that Steve, with his exceptional educational background and business acumen, will serve Nature’s well and that he will play an important role as we work to resolve these issues and move forward.  We wish Craig, who has been with Nature’s Sunshine for many years, well in his new endeavors.”

About Nature’s Sunshine

Nature’s Sunshine Products manufactures and markets through direct sales encapsulated and tableted herbal products, high quality natural vitamins, and other complementary products. In addition to the United States, the Company has operations in Japan, Mexico, Central America, South Korea, Canada, Dominican Republic, Venezuela, Ecuador, Peru, the United Kingdom and Ireland, Colombia, Brazil, Thailand, Israel, Singapore and Taiwan.  The Company also has exclusive distribution agreements with selected companies in Argentina, Australia, Chile, New Zealand, Norway, and the Russian Federation.

Statements in this press release concerning the Company’s business outlook or future economic performance, together with other statements that are not historical facts, are “forward-looking statements” as that term is defined under Federal Securities Laws.

“Forward-looking statements” are subject to risks, uncertainties and other factors, which could cause actual results to differ materially from those set forth in such statements.  Such risks, uncertainties, and factors include, but are not limited to, the results of Company’s ongoing internal investigation, the impact of the delisting of the Company’s common stock and failure to file periodic reports, foreign business risks, industry cyclicality, fluctuations in customer demand and order pattern, and changes in pricing and general economic conditions, as well as other risks detailed in the Company’s filings with the Securities and Exchange Commission. The Company disclaims any obligations to update any forward-looking statement as a result of developments occurring after the date of this press release.

Contact:

Douglas Faggioli	Steven S. Anreder
Chief Executive Officer	Anreder & Co.
Nature’s Sunshine Products, Inc.	10 East 40th Street, Suite1308
Provo, Utah 84605-9005	New York, NY 10016
(801) 342-4407	(212) 532-3232

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